Exhibit 99.1

For more information, please contact
Keller Allen or Thomas McLane at the
Law Offices of Allen & McLane
(509) 777-2211

ABM INDUSTRIES INCORPORATED
WILL APPEAL JURY DECISION IN EMPLOYMENT DISCRIMINATION CASE

     San Francisco, May 20, 2003 –ABM Industries Incorporated (NYSE: ABM) and its subsidiary American Building Maintenance Co.—West will appeal a state court jury’s decision yesterday to award $4 million in damages to a former employee because it is inconsistent with the law and the facts of the case. ABM has done nothing to warrant the gender discrimination lawsuit brought by Cheryl Forbes and is confident that it will prevail on appeal. “The evidence showed that Ms. Forbes was offered several opportunities for promotion, which she rejected,” said Linda Auwers, ABM Senior Vice President & General Counsel. Ms. Auwers said that ABM will ask the Superior Court, State of Washington, County of Spokane, to set aside the jury verdict and will appeal if the court rejects that request.

     The same jury returned a verdict in ABM’s favor in the second employment case considered in the trial. “ABM and its subsidiary companies treat seriously all complaints of harassment and discrimination and handle them in a manner meeting their obligations under the law,” said Ms. Auwers. “ABM is pleased that the Company’s position in the second case was vindicated at trial.”

     ABM Industries Incorporated is the largest facility services contractor listed on the New York Stock Exchange. With annualized revenues in excess of $2.1 billion and more than 62,000 employees, ABM provides janitorial, parking, engineering, security, lighting, elevator, mechanical and network services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across North America. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, ABM Engineering, American Commercial Security (ACSS), Amtech Lighting, Amtech Elevator, CommAir Mechanical and ABM Service Network.

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